UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )*

Snowflake, Inc.

(Name of Issuer)

CLASS A COMMON STOCK, $0.0001 PAR VALUE PER SHARE

(Title of Class of Securities)

833445109

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 833445109	SCHEDULE 13G	Page 2 of 36 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 12,114,956 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 12,114,956 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,114,956 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 20.1% (2)(3)(4)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 12,114,956 shares of Common Stock consisting of (i) 2,633,327 shares of Class A Common Stock and (ii) 9,481,629 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the following: (1) sale or transfer of such shares of Class B Common Stock, except for certain “Permitted Transfers” described in the Issuer’s amended and restated certificate of incorporation (the “COI”), (2) on the final conversion date, as defined in the COI, and (3) as otherwise set forth in the COI.

(3)

The percent of class was calculated based on (i) 50,700,000 shares of Class A Common Stock and (ii) 232,400,000 shares of Class B common stock outstanding as of November 25, 2020, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission on December 3, 2020.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 2,633,327 shares of Class A Common Stock and the 9,481,629 shares of Class B Common Stock held by ICONIQ Strategic Partners III, L.P. represents 4.1% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 833445109	SCHEDULE 13G	Page 3 of 36 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 12,944,986 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 12,944,986 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,944,986 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.3% (2)(3)(4)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 12,944,986 shares of Common Stock consisting of (i) 2,813,743 shares of Class A Common Stock and (ii) 10,131,243 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the following: (1) sale or transfer of such shares of Class B Common Stock, except for certain “Permitted Transfers” described in the COI, (2) on the final conversion date, as defined in the COI, and (3) as otherwise set forth in the COI.

(3)

The percent of class was calculated based on (i) 50,700,000 shares of Class A Common Stock and (ii) 232,400,000 shares of Class B common stock outstanding as of November 25, 2020, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission on December 3, 2020.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 2,813,743 shares of Class A Common Stock and the 10,131,243 shares of Class B Common Stock held by ICONIQ Strategic Partners III-B, L.P. represents 4.4% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 833445109	SCHEDULE 13G	Page 4 of 36 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III Co-Invest, L.P., Series SF
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 6,421,439 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 6,421,439 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,421,439 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.5% (2)(3)(4)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 6,421,439 shares of Common Stock consisting of (i) 1,395,774 shares of Class A Common Stock and (ii) 5,025,665 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III Co-Invest, L.P., Series SF.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the following: (1) sale or transfer of such shares of Class B Common Stock, except for certain “Permitted Transfers” described in the COI, (2) on the final conversion date, as defined in the COI, and (3) as otherwise set forth in the COI.

(3)

The percent of class was calculated based on (i) 50,700,000 shares of Class A Common Stock and (ii) 232,400,000 shares of Class B common stock outstanding as of November 25, 2020, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission on December 3, 2020.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 1,395,774 shares of Class A Common Stock and the 5,025,665 shares of Class B Common Stock held by ICONIQ Strategic Partners III Co-Invest, L.P., Series SF represents 2.2% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 833445109	SCHEDULE 13G	Page 5 of 36 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 31,481,381 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 31,481,381 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,481,381 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 41.8% (2)(3)(4)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 31,481,381 shares of Common Stock consisting of (i) 6,842,844 shares of Class A Common Stock and (ii) 24,638,537 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the following: (1) sale or transfer of such shares of Class B Common Stock, except for certain “Permitted Transfers” described in the COI, (2) on the final conversion date, as defined in the COI, and (3) as otherwise set forth in the COI..

(3)

The percent of class was calculated based on (i) 50,700,000 shares of Class A Common Stock and (ii) 232,400,000 shares of Class B common stock outstanding as of November 25, 2020, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission on December 3, 2020.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 6,842,844 shares of Class A Common Stock and the 24,638,537 shares of Class B Common Stock held by ICONIQ Strategic Partners III GP, L.P. represents 10.7% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 833445109	SCHEDULE 13G	Page 6 of 36 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 31,481,381 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 31,481,381 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,481,381 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 41.8% (2)(3)(4)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 31,481,381 shares of Common Stock consisting of (i) 6,842,844 shares of Class A Common Stock and (ii) 24,638,537 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the following: (1) sale or transfer of such shares of Class B Common Stock, except for certain “Permitted Transfers” described in the COI, (2) on the final conversion date, as defined in the COI, and (3) as otherwise set forth in the COI.

(3)

The percent of class was calculated based on (i) 50,700,000 shares of Class A Common Stock and (ii) 232,400,000 shares of Class B common stock outstanding as of November 25, 2020, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission on December 3, 2020.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 6,842,844 shares of Class A Common Stock and the 24,638,537 shares of Class B Common Stock held by ICONIQ Strategic Partners III TT GP, Ltd. represents 10.7% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 833445109	SCHEDULE 13G	Page 7 of 36 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 418,033 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 418,033 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 418,033 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8% (2)(3)(4)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 418,033 shares of Common Stock consisting of (i) 163,788 shares of Class A Common Stock and (ii) 254,245 shares of Class B Common Stock held directly by ICONIQ Strategic Partners IV, L.P.
(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the following: (1) sale or transfer of such shares of Class B Common Stock, except for certain “Permitted Transfers” described in the COI, (2) on the final conversion date, as defined in the COI, and (3) as otherwise set forth in the COI.

(3)

The percent of class was calculated based on (i) 50,700,000 shares of Class A Common Stock and (ii) 232,400,000 shares of Class B common stock outstanding as of November 25, 2020, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission on December 3, 2020.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 163,788 shares of Class A Common Stock and the 254,245 shares of Class B Common Stock held by ICONIQ Strategic Partners IV, L.P. represents 0.1% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 833445109	SCHEDULE 13G	Page 8 of 36 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 692,634 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 692,634 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 692,634 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4% (2)(3)(4)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 692,634 shares of Common Stock consisting of (i) 271,378 shares of Class A Common Stock and (ii) 421,256 shares of Class B Common Stock held directly by ICONIQ Strategic Partners IV-B, L.P.
(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the following: (1) sale or transfer of such shares of Class B Common Stock, except for certain “Permitted Transfers” described in the COI, (2) on the final conversion date, as defined in the COI, and (3) as otherwise set forth in the COI.

(3)

The percent of class was calculated based on (i) 50,700,000 shares of Class A Common Stock and (ii) 232,400,000 shares of Class B common stock outstanding as of November 25, 2020, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission on December 3, 2020.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 271,378 shares of Class A Common Stock and the 421,256 shares of Class B Common Stock held by ICONIQ Strategic Partners IV-B, L.P. represents 0.2% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 833445109	SCHEDULE 13G	Page 9 of 36 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,110,667 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,110,667 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,110,667 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.2% (2)(3)(4)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 1,110,667 shares of Common Stock consisting of (i) 435,166 shares of Class A Common Stock and (ii) 675,501 shares of Class B Common Stock held directly by ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the following: (1) sale or transfer of such shares of Class B Common Stock, except for certain “Permitted Transfers” described in the COI, (2) on the final conversion date, as defined in the COI, and (3) as otherwise set forth in the COI.

(3)

The percent of class was calculated based on (i) 50,700,000 shares of Class A Common Stock and (ii) 232,400,000 shares of Class B common stock outstanding as of November 25, 2020, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission on December 3, 2020.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 435,166 shares of Class A Common Stock and the 675,501 shares of Class B Common Stock held by ICONIQ Strategic Partners IV GP, L.P. represents 0.3% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 833445109	SCHEDULE 13G	Page 10 of 36 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,110,667 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,110,667 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,110,667 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.2% (2)(3)(4)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 1,110,667 shares of Common Stock consisting of (i) 435,166 shares of Class A Common Stock and (ii) 675,501 shares of Class B Common Stock held directly by ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the following: (1) sale or transfer of such shares of Class B Common Stock, except for certain “Permitted Transfers” described in the COI, (2) on the final conversion date, as defined in the COI, and (3) as otherwise set forth in the COI.

(3)

The percent of class was calculated based on (i) 50,700,000 shares of Class A Common Stock and (ii) 232,400,000 shares of Class B common stock outstanding as of November 25, 2020, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission on December 3, 2020.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 435,166 shares of Class A Common Stock and the 675,501 shares of Class B Common Stock held by ICONIQ Strategic Partners IV TT GP, Ltd. represents 0.3% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 833445109	SCHEDULE 13G	Page 11 of 36 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 82,661 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 82,661 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 82,661 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (2)(3)(4)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 82,661 shares of Common Stock consisting of (i) 82,661 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock held directly by ICONIQ Strategic Partners V, L.P.
(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the following: (1) sale or transfer of such shares of Class B Common Stock, except for certain “Permitted Transfers” described in the COI, (2) on the final conversion date, as defined in the COI, and (3) as otherwise set forth in the COI.

(3)

The percent of class was calculated based on (i) 50,700,000 shares of Class A Common Stock and (ii) 232,400,000 shares of Class B common stock outstanding as of November 25, 2020, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission on December 3, 2020.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 82,661 shares of Class A Common Stock and the 0 shares of Class B Common Stock held by ICONIQ Strategic Partners V, L.P. represents less than 0.1% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 833445109	SCHEDULE 13G	Page 12 of 36 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 127,339 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 127,339 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 127,339 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3% (2)(3)(4)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 127,339 shares of Common Stock consisting of (i) 127,339 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock held directly by ICONIQ Strategic Partners V-B, L.P.
(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the following: (1) sale or transfer of such shares of Class B Common Stock, except for certain “Permitted Transfers” described in the COI, (2) on the final conversion date, as defined in the COI, and (3) as otherwise set forth in the COI.

(3)

The percent of class was calculated based on (i) 50,700,000 shares of Class A Common Stock and (ii) 232,400,000 shares of Class B common stock outstanding as of November 25, 2020, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission on December 3, 2020.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 127,339 shares of Class A Common Stock and the 0 shares of Class B Common Stock held by ICONIQ Strategic Partners V-B, L.P. represents less than 0.1% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 833445109	SCHEDULE 13G	Page 13 of 36 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 210,000 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 210,000 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 210,000 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4% (2)(3)(4)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 210,000 shares of Common Stock consisting of (i) 210,000 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock held directly by ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the following: (1) sale or transfer of such shares of Class B Common Stock, except for certain “Permitted Transfers” described in the COI, (2) on the final conversion date, as defined in the COI, and (3) as otherwise set forth in the COI.

(3)

The percent of class was calculated based on (i) 50,700,000 shares of Class A Common Stock and (ii) 232,400,000 shares of Class B common stock outstanding as of November 25, 2020, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission on December 3, 2020.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 210,000 shares of Class A Common Stock and the 0 shares of Class B Common Stock held by ICONIQ Strategic Partners IV GP, L.P. represents less than 0.1% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 833445109	SCHEDULE 13G	Page 14 of 36 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 210,000 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 210,000 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 210,000 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4% (2)(3)(4)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 210,000 shares of Common Stock consisting of (i) 210,000 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock held directly by ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the following: (1) sale or transfer of such shares of Class B Common Stock, except for certain “Permitted Transfers” described in the COI, (2) on the final conversion date, as defined in the COI, and (3) as otherwise set forth in the COI.

(3)

The percent of class was calculated based on (i) 50,700,000 shares of Class A Common Stock and (ii) 232,400,000 shares of Class B common stock outstanding as of November 25, 2020, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission on December 3, 2020.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 210,000 shares of Class A Common Stock and the 0 shares of Class B Common Stock held by ICONIQ Strategic Partners V TT GP, Ltd. represents less than 0.1% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 833445109	SCHEDULE 13G	Page 15 of 36 Pages

1.	NAMES OF REPORTING PERSONS Divesh Makan
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 32,816,822* (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 32,816,822* (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,816,822* (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 43.2% (2)(3)(4)
12.	TYPE OF REPORTING PERSON IN

*	Includes 14,774 shares of Class A Common Stock held directly by Mr. Makan.
(1)

Represents 32,816,822 shares of Common Stock consisting of (i) 7,502,784 shares of Class A Common Stock and (ii) 25,314,038 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P., ICONIQ Strategic Partners III Co-Invest L.P., Series SF, ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P., ICONIQ Strategic Partners V, L.P., ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P. Divesh Makan and William J.G. Griffith are the sole equity holders and directors of ICONIQ Strategic Partners

CUSIP No. 833445109	SCHEDULE 13G	Page 16 of 36 Pages

III TT GP, Ltd. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders and directors of each of ICONIQ Strategic Partners IV TT GP, Ltd. and ICONIQ Strategic Partners V TT GP, Ltd.
(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the following: (1) sale or transfer of such shares of Class B Common Stock, except for certain “Permitted Transfers” described in the COI, (2) on the final conversion date, as defined in the COI, and (3) as otherwise set forth in the COI.

(3)

The percent of class was calculated based on (i) 50,700,000 shares of Class A Common Stock and (ii) 232,400,000 shares of Class B common stock outstanding as of November 25, 2020, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission on December 3, 2020.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 7,502,784 shares of Class A Common Stock and the 25,314,038 shares of Class B Common Stock held by Divesh Makan represents 11.0% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 833445109	SCHEDULE 13G	Page 17 of 36 Pages

1.	NAMES OF REPORTING PERSONS William J.G. Griffith
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 32,816,836* (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 32,816,836* (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,816,836* (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 43.2% (2)(3)(4)
12.	TYPE OF REPORTING PERSON IN

*	Includes 14,788 shares of Class A Common Stock held directly by Mr. Griffith.
(1)

Represents 32,816,836 shares of Common Stock consisting of (i) 7,502,798 shares of Class A Common Stock and (ii) 25,314,038 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P., ICONIQ Strategic Partners III Co-Invest L.P., Series SF, ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P., ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P. Divesh Makan and William J.G. Griffith are the sole equity holders and directors of ICONIQ Strategic Partners III TT GP, Ltd. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders and directors of each of ICONIQ Strategic Partners IV TT GP, Ltd. and ICONIQ Strategic Partners V TT GP, Ltd.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the following: (1) sale or transfer of such shares of Class B Common Stock, except for certain “Permitted Transfers” described in the COI, (2) on the final conversion date, as defined in the COI, and (3) as otherwise set forth in the COI.

CUSIP No. 833445109	SCHEDULE 13G	Page 18 of 36 Pages

(3)

The percent of class was calculated based on (i) 50,700,000 shares of Class A Common Stock and (ii) 232,400,000 shares of Class B common stock outstanding as of November 25, 2020, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission on December 3, 2020.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 7,502,798 shares of Class A Common Stock and the 25,314,038 shares of Class B Common Stock held by William J.G. Griffith represents 11.0% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

1.	NAMES OF REPORTING PERSONS Matthew Jacobson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,325,332* (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,325,332* (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,325,332* (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6% (2)(3)(4)
12.	TYPE OF REPORTING PERSON IN

*	Includes 4,665 shares of Class A Common Stock held directly by Mr. Jacobson.
(1)

Represents 1,325,332 shares of Common Stock consisting of (i) 649,831 shares of Class A Common Stock and (ii) 675,501 shares of Class B Common Stock held directly by ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P., ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders and directors of each of ICONIQ Strategic Partners IV TT GP, Ltd. and ICONIQ Strategic Partners V TT GP, Ltd.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the following: (1) sale or transfer of such shares of Class B Common Stock, except for certain “Permitted Transfers” described in the COI, (2) on the final conversion date, as defined in the COI, and (3) as otherwise set forth in the COI.

(3)

The percent of class was calculated based on (i) 50,700,000 shares of Class A Common Stock and (ii) 232,400,000 shares of Class B common stock outstanding as of November 25, 2020, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission on December 3, 2020.

CUSIP No. 833445109	SCHEDULE 13G	Page 20 of 36 Pages

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 649,831 shares of Class A Common Stock and the 675,501 shares of Class B Common Stock held by Matthew Jacobson represents 0.3% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 833445109	SCHEDULE 13G	Page 21 of 36 Pages

Item 1.	Issuer

(a)	Name of Issuer:

Snowflake, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

450 Concar Drive
San Mateo, CA 94402

Item 2.	Filing Person

(a) – (c)	Name of Persons Filing; Address; Citizenship:

(i)	ICONIQ Strategic Partners III, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III”).

(ii)	ICONIQ Strategic Partners III-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III-B”).

(iii)	ICONIQ Strategic Partners III Co-Invest, L.P., Series SF, a Delaware series limited partnership (“ICONIQ III Co-Invest” and, together with ICONIQ III and ICONIQ III-B, the “ICONIQ III Funds”).

(iv)	ICONIQ Strategic Partners IV, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV”).

(v)	ICONIQ Strategic Partners IV-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV-B” and, together with ICONIQ IV, the “ICONIQ IV Funds”).

(vi)	ICONIQ Strategic Partners V, L.P., a Cayman Islands exempted limited partnership (“ICONIQ V”).

(vii)	ICONIQ Strategic Partners V-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ V-B” and, together with ICONIQ V, the “ICONIQ V Funds”).

(viii)	ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III GP”), the sole general partner of the ICONIQ III Funds.

(ix)	ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV GP”), the sole general partner of the ICONIQ IV Funds.

(x)	ICONIQ Strategic Partners V GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ V GP”), the sole general partner of the ICONIQ V Funds.

(xi)	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ III Parent GP”), the sole general partner of ICONIQ III GP.

(xii)	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ IV Parent GP”), the sole general partner of ICONIQ IV GP.

(xiii)	ICONIQ Strategic Partners V TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ V Parent GP”), the sole general partner of ICONIQ V GP.

(xiv)	Divesh Makan, a citizen of the United States (“Makan”).

(xv)	William J.G. Griffith, a citizen of the United States (“Griffith”), together with Makan, are the sole equity holders and directors of ICONIQ III Parent GP.

(xvi)	Matthew Jacobson, a citizen of the United States (“Jacobson”), together with Makan and Griffith, are the sole equity holders and directors of ICONIQ IV Parent GP and ICONIQ V Parent GP.

The address of the principal business office of each of the reporting persons is c/o ICONIQ Capital, 394 Pacific Avenue, 2nd Floor, San Francisco, CA 94111.

(d)	Title of Class of Securities:

Class A Common Stock, $0.0001 par value per share ( “Class A Common Stock”)

(e)	CUSIP Number:

833445109

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

CUSIP No. 833445109	SCHEDULE 13G	Page 22 of 36 Pages

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

(a) and (b)	Amount beneficially owned:

(i)

ICONIQ III directly owns 12,114,956 shares of Common Stock consisting of (i) 2,633,327 shares of Class A Common Stock and (ii) 9,481,629 shares of Class B Common Stock, which represents approximately 20.1% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 2,633,327 shares of Class A Common Stock and the 9,481,629 shares of Class B Common Stock held by ICONIQ III represents 4.1% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(ii)

ICONIQ III-B directly owns 12,944,986 shares of Common Stock consisting of (i) 2,813,743 shares of Class A Common Stock and (ii) 10,131,243 shares of Class B Common Stock, which represents approximately 21.3% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 2,813,743 shares of Class A Common Stock and the 10,131,243 shares of Class B Common Stock held by ICONIQ III-B represents 4.4% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(iii)

ICONIQ III Co-Invest directly owns 6,421,439 shares of Common Stock consisting of (i) 1,395,774 shares of Class A Common Stock and (ii) 5,025,665 shares of Class B Common Stock, which represents approximately 11.5% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the

CUSIP No. 833445109	SCHEDULE 13G	Page 23 of 36 Pages

percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 1,395,774 shares of Class A Common Stock and the 5,025,665 shares of Class B Common Stock held by ICONIQ III Co-Invest represents 2.2% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(iv)

ICONIQ III GP may be deemed to beneficially own 31,481,381 shares of Common Stock consisting of (i) 6,842,844 shares of Class A Common Stock and (ii) 24,638,537 shares of Class B Common Stock, owned by the ICONIQ III Funds, which represents approximately 41.8% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 6,842,844 shares of Class A Common Stock and the 24,638,537 shares of Class B Common Stock held by the ICONIQ III Funds represents 10.7% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(v)

ICONIQ III Parent GP may be deemed to beneficially own 31,481,381 shares of Common Stock consisting of (i) 6,842,844 shares of Class A Common Stock and (ii) 24,638,537 shares of Class B Common Stock, owned by the ICONIQ III Funds, which represents approximately 41.8% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 6,842,844 shares of Class A Common Stock and the 24,638,537 shares of Class B Common Stock held by the ICONIQ III Funds represents 10.7% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(vi)

ICONIQ IV directly owns 418,033 shares of Common Stock consisting of (i) 163,788 shares of Class A Common Stock and (ii) 254,245 shares of Class B Common Stock, which represents approximately 0.8% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 163,788 shares of Class A Common Stock and the 254,245 shares of Class B Common Stock held by ICONIQ IV represents 0.1% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(vii)

ICONIQ IV-B directly owns 692,634 shares of Common Stock consisting of (i) 271,378 shares of Class A Common Stock and (ii) 421,256 shares of Class B Common Stock, which represents approximately 1.4% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect

CUSIP No. 833445109	SCHEDULE 13G	Page 24 of 36 Pages

the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 271,378 shares of Class A Common Stock and the 421,256 shares of Class B Common Stock held by ICONIQ IV-B represents 0.2% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(viii)

ICONIQ IV GP may be deemed to beneficially own 1,110,667 shares of Common Stock consisting of (i) 435,166 shares of Class A Common Stock and (ii) 675,501 shares of Class B Common Stock, owned by the ICONIQ IV Funds, which represents approximately 2.2% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 435,166 shares of Class A Common Stock and the 675,501 shares of Class B Common Stock held by the ICONIQ IV Funds represents 0.3% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(ix)

ICONIQ IV Parent GP may be deemed to beneficially own 1,110,667 shares of Common Stock consisting of (i) 435,166 shares of Class A Common Stock and (ii) 675,501 shares of Class B Common Stock, owned by the ICONIQ IV Funds, which represents approximately 2.2% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 435,166 shares of Class A Common Stock and the 675,501 shares of Class B Common Stock held by the ICONIQ IV Funds represents 0.3% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(x)

ICONIQ V directly owns 82,661 shares of Common Stock consisting of (i) 82,661 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock, which represents approximately 0.2% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 82,661 shares of Class A Common Stock and the 0 shares of Class B Common Stock held by ICONIQ V represents less than 0.1% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(xi)

ICONIQ V-B directly owns 127,339 shares of Common Stock consisting of (i) 127,339 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock, which represents approximately 0.3% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act

CUSIP No. 833445109	SCHEDULE 13G	Page 25 of 36 Pages

of 1934, as amended. The 127,339 shares of Class A Common Stock and the 0 shares of Class B Common Stock held by ICONIQ V-B represents less than 0.1% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(xii)

ICONIQ V GP may be deemed to beneficially own 210,000 shares of Common Stock consisting of (i) 210,000 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock, owned by the ICONIQ V Funds, which represents approximately 0.4% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 210,000 shares of Class A Common Stock and the 0 shares of Class B Common Stock held by the ICONIQ V Funds represents less than 0.1% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(xiii)

ICONIQ V Parent GP may be deemed to beneficially own 210,000 shares of Common Stock consisting of (i) 210,000 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock, owned by the ICONIQ V Funds, which represents approximately 0.4% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 210,000 shares of Class A Common Stock and the 0 shares of Class B Common Stock held by the ICONIQ V Funds represents less than 0.1% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(xiv)

Makan may be deemed to beneficially own 32,816,822 shares of Common Stock consisting of (i) 7,502,784 shares of Class A Common Stock and (ii) 25,314,038 shares of Class B Common Stock, owned by the ICONIQ III Funds, ICONIQ IV Funds, ICONIQ V Funds and Makan, which represents approximately 43.2% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 7,502,784 shares of Class A Common Stock and the 25,314,038 shares of Class B Common Stock held by the ICONIQ III Funds, ICONIQ IV Funds, ICONIQ V Funds and Makan represents 11.0% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(xv)

Griffith may be deemed to beneficially own 32,816,836 shares of Common Stock consisting of (i) 7,502,798 shares of Class A Common Stock and (ii) 25,314,038 shares of Class B Common Stock, owned by the ICONIQ III Funds, ICONIQ IV Funds, ICONIQ V Funds and Griffith, which represents approximately 43.2% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3,

CUSIP No. 833445109	SCHEDULE 13G	Page 26 of 36 Pages

the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 7,502,798 shares of Class A Common Stock and the 25,314,038 shares of Class B Common Stock held by the ICONIQ III Funds, ICONIQ IV Funds, ICONIQ V Funds and Griffith represents 11.0% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(xvi)

Jacobson may be deemed to beneficially own 1,325,332 shares of Common Stock consisting of (i) 649,831 shares of Class A Common Stock and (ii) 675,501 shares of Class B Common Stock, owned by the ICONIQ IV Funds, ICONIQ V Funds and Jacobson, which represents approximately 2.6% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 649,831 shares of Class A Common Stock and the 675,501 shares of Class B Common Stock held by the ICONIQ IV Funds, ICONIQ V Funds and Jacobson represent 0.3% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

The percent of class and voting power were calculated based on (i) 50,700,000 shares of Class A Common Stock and (ii) 232,400,000 shares of Class B common stock outstanding as of November 25, 2020, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission on December 3, 2020.

(c)	Number of shares as to which such person has:

	Number of Class A Common Stock
Reporting Person	(i)	(ii)	(iii)	(iv)

ICONIQ III	12,114,956	0	12,114,956	0
ICONIQ III-B	12,944,986	0	12,944,986	0
ICONIQ III Co-Invest	6,421,439	0	6,421,439	0
ICONIQ III GP	31,481,381	0	31,481,381	0
ICONIQ III Parent GP	31,481,381	0	31,481,381	0
ICONIQ IV	418,033	0	418,033	0
ICONIQ IV-B	692,634	0	692,634	0
ICONIQ IV GP	1,110,667	0	1,110,667	0
ICONIQ IV Parent GP	1,110,667	0	1,110,667	0
ICONIQ V	82,661	0	82,661	0
ICONIQ V-B	127,339	0	127,339	0
ICONIQ V GP	210,000	0	210,000	0
ICONIQ V Parent GP	210,000	0	210,000	0
Makan	32,816,822	0	32,816,822	0
Griffith	32,816,836	0	32,816,836	0
Jacobson	1,325,332	0	1,325,332	0

(i)	Sole power to vote or direct the vote
(ii)	Shared power to vote or to direct the vote
(iii)	Sole power to dispose or to direct the disposition of
(iv)	Shared power to dispose or to direct the disposition of

The percent of class was calculated based on (i) 50,700,000 shares of Class A Common Stock and (ii) 232,400,000 shares of Class B common stock outstanding as of November 25, 2020, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission on December 3, 2020.

CUSIP No. 833445109	SCHEDULE 13G	Page 27 of 36 Pages

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

The Reporting Persons expressly disclaim membership in a “group” as used in Rule 13d-5(b)(1)..

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 833445109	SCHEDULE 13G	Page 28 of 36 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 2021

ICONIQ Strategic Partners III, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a
Cayman Islands Exempted limited partner, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd, a
Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III-B, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a
Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd., a
Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III Co-Invest, L.P., a
Delaware series limited partnership, Series SF

By:	ICONIQ Strategic Partners III GP, L.P., a
Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd., a
Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 833445109	SCHEDULE 13G	Page 29 of 36 Pages

ICONIQ Strategic Partners IV, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV GP, L.P., a
Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a
Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV GP, L.P., a
Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners IV TT GP, Ltd.,
a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners V GP, L.P., a
Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners V TT GP, Ltd.,
a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 833445109	SCHEDULE 13G	Page 30 of 36 Pages

ICONIQ Strategic Partners V-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners V GP, L.P., a
Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners V TT GP, Ltd.,
a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III TT GP, Ltd., a
Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV TT GP, Ltd.,
a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 833445109	SCHEDULE 13G	Page 31 of 36 Pages

ICONIQ Strategic Partners V GP, L.P., a
Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners V TT GP, Ltd.,
a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V TT GP, Ltd., a
Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

Divesh Makan

/s/ Divesh Makan
Signature of Reporting Person

William J.G. Griffith

/s/ William J.G. Griffith
Signature of Reporting Person

Matthew Jacobson

/s/ Matthew Jacobson
Signature of Reporting Person